Exhibit 8.1

575 Madison Avenue New York, NY 10022-2585 212.940.8800 tel 212.940.8776 fax

June 14, 2017

Sierra Bancorp

86 North Main Street

Porterville, CA 93257

Ladies and Gentlemen:

We are acting as special tax counsel to Sierra Bancorp, a California corporation (“Sierra”), in connection with the merger contemplated by the Agreement and Plan of Reorganization and Merger, dated as of April 24, 2017, and Amendment No. 1 thereto dated as of May 4, 2017 (together, the “Merger Agreement”), by and between Sierra and OCB Bancorp, a California corporation (“OCB”), and have participated in the preparation of the proxy statement/prospectus being filed by Sierra and OCB with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 on or about the date hereof (the “Proxy Statement/Prospectus”).

Each capitalized term used and not otherwise defined herein has the meaning ascribed to it in the Merger Agreement. References to any agreement or document include all schedules and exhibits thereto.

In rendering our opinions set forth below, we have examined and relied on, with your consent, (i) the Proxy Statement/Prospectus, (ii) the Merger Agreement, (iii) the representations and certifications made by Sierra and OCB in their respective letters, dated on or about the date hereof, delivered to us for purposes of our opinions (the “Representation Letters”) and (iv) such other documents as we have deemed necessary or appropriate to review for purposes of our opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicate or certified or conformed copies and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering our opinions, we have assumed, with your consent, that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement (without waiver or modification of any provision thereof), (ii) the statements concerning the Merger set forth in the Merger Agreement, the Proxy Statement/Prospectus and the other documents described therein are true, complete and correct and will be true, complete and correct as of the Effective Time, (iii) each of the representations and certifications made in the future tense by each of Sierra and OCB in their Representation Letters will be true, complete and correct at the time or times contemplated by such representation or certification, (iv) the representations and certifications made by Sierra and OCB in their Representation Letters are true, complete and correct and will be true, complete and correct as of the Effective Time and (v) any representations or certifications made in the Representation Letters or the Merger Agreement qualified by belief, knowledge, materiality or any similar qualification are true, correct and complete without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants and obligations contained in the Merger Agreement and the other documents described therein. If any of these assumptions is untrue in any material respect, our opinions set forth below may be adversely affected and may not be relied upon.

AUSTIN        CENTURY CITY        CHARLOTTE        CHICAGO        HOUSTON        IRVING        LOS ANGELES
NEW YORK        ORANGE COUNTY        SAN FRANCISCO BAY AREA        SHANGHAI        WASHINGTON, DC

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

Our opinions are based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, published positions of the Internal Revenue Service, case law and other applicable authorities, all as in effect on the date of this opinion and any of which may be changed at any time with retroactive effect. Any change in applicable laws or authorities or the facts and circumstances relating to the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinions are limited to the tax matters specifically covered hereby. No opinion should be inferred as to (i) any other tax consequences of the Merger or any action taken in connection therewith or (ii) the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than federal income tax law.

Based upon and subject to the foregoing, we are of the opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Based upon and subject to the foregoing and to the assumptions and limitations set forth herein and in the Proxy Statement/Prospectus under PROPOSAL No. 1 – THE MERGER AGREEMENT AND THE MERGER – “Material United States Federal Income Tax Consequences of the Merger”, we also hereby state that the material U.S. federal income tax consequences of the Merger to a “U.S. holder” (as defined in the Proxy Statement/Prospectus) of OCB common stock set forth in the discussion under that caption are our opinion.

We hereby consent to the filing of this opinion letter with the SEC as an exhibit to the Proxy Statement/Prospectus. We also consent to the references to our firm under the captions “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP

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